UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
_________________________________________________________________

Date of Report (Date of earliest event reported):  February 14, 2011 (February 13, 2011)

Anaren, Inc.
(Exact name of registrant as specified in charter)

New York	000-06620	16-0928561
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6635 Kirkville Road, East Syracuse, New York	13057
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (315) 432-8909

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Merger Agreement

On February 13, 2011, AML Communications, Inc., a Delaware corporation (“AML”), Anaren, Inc., a New York corporation (“Anaren”), and Project Orange Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Anaren (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions therein, merge with and into AML, and AML will be the successor or surviving corporation of the merger and will become a wholly owned subsidiary of Anaren (the “Merger”).

Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, at the effective time of the Merger (the “Effective Time”), each share of common stock of AML issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $2.15 in cash, without interest (the “Merger Consideration”).  Except as otherwise provided in the Merger Agreement, all outstanding options to acquire shares of AML common stock will vest at the Effective Time and holders of such options will receive an amount of cash equal to the excess of the Merger Consideration over the exercise price per share.

The Board of Directors of AML and Anaren have unanimously approved the Merger and the Merger Agreement.  C.K. Cooper & Company served as financial advisor to AML and delivered a fairness opinion to the Board of Directors of AML that the $2.15 per share consideration to be received by AML’s stockholders in the Merger was fair from a financial point of view to such stockholders.

The Merger Agreement includes customary representations, warranties and covenants by the parties, including among other things a “no-shop” restriction on the ability of AML to solicit third party proposals relating to alternative transactions or to provide information or enter into discussions in connection with alternative transactions, subject to certain limited exceptions to permit the Board of Directors of AML to comply with its fiduciary duties.

The Merger Agreement contains certain termination rights for both AML and Anaren, including the right of AML to terminate the Merger Agreement in the event there is a superior proposal, upon AML’s compliance with certain notice and other specified conditions set forth in the Merger Agreement, and the right of Anaren to terminate the Merger Agreement in the event of a “Triggering Event” (as defined in the Merger Agreement, which includes a change in AML’s board recommendation, the failure of AML’s Board of Directors to reaffirm its recommendation or include the recommendation in the proxy statement, or the breach of AML of the “no-shop” restrictions).  The Merger Agreement provides that AML would be required to pay Anaren a termination fee of $600,000 if the Merger Agreement is terminated upon certain specified events, including termination by AML in connection with a superior proposal or termination by Anaren as a result of a Triggering Event.  In either of such cases, AML would also be required to reimburse Anaren for actual fees and expenses incurred, subject to a maximum amount of $200,000.

The completion of the Merger is subject to various customary closing conditions, including obtaining the approval of AML’s stockholders, the accuracy of the representations and warranties of each party (subject to certain exceptions), and the performance in all material respects by each party of its respective obligations under the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference in its entirety.  The Merger Agreement has been attached to provide investors with information regarding its terms.  It is not intended to provide any other factual information about AML or Anaren.  In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a Disclosure Schedule provided by AML to Anaren in connection with the signing of the Merger Agreement.  This Disclosure Schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.  Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between AML and Anaren rather than establishing matters as facts.  Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about AML or Anaren.

Voting Agreements

Concurrently with the execution of the Merger Agreement, Jacob Inbar, AML’s Chairman, President and CEO, Tiberiu Mazilu and Edwin J. McAvoy, who together held approximately 24% of AML’s outstanding common stock as of February 12, 2011, have entered into Voting Agreements whereby they have agreed to vote all shares of AML common stock held by them in favor of the Merger and against any proposal made in opposition to or in competition with the Merger.  The form of Voting Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference in its entirety.

Employment Agreements

At the request of Anaren, AML entered into employment agreements with all three of its named executive officers: Jacob Inbar, Chairman, President and CEO, Tiberiu Mazilu, Vice President of Engineering, and Edwin J. McAvoy, Vice President of Sales and Marketing.  Set forth below is a brief description of the terms of the employment agreements. These agreements will take effect automatically only upon the closing of the merger. The employment agreements for Messrs. Inbar, Mazilu and McAvoy are attached as exhibits to this Form 8-K and are incorporated herein by reference in their entirety.

Jacob Inbar.  The employment agreement with Mr. Inbar will be effective upon the consummation of the Merger and provides that Mr. Inbar will serve in the position of AML’s General Manager for an initial term of five years, unless his employment is earlier terminated.  His base salary will initially be $250,000, and will be increased to $265,000 after June 30, 2012.  Mr. Inbar will be eligible for an annual performance-based bonus in an amount of up to 30% (increased annually by 5%) of his base salary.  Additionally, Mr. Inbar will be eligible to receive annual grants of Anaren restricted stock equal in value to 22% of his base salary for the respective year.  Mr. Inbar will also be entitled to a one-time payment of $18,500 for satisfactorily managing post-Merger integration issues.  If Mr. Inbar stays employed with AML through the five year initial term of employment, he will receive a retention bonus of $100,000 at the end of such period.  The employment agreement contain certain customary terms, including non-competition, non-solicitation, and confidentiality covenants.

Tiberiu Mazilu.  The employment agreement with Mr. Mazilu will be effective upon the consummation of the Merger and provides that Mr. Mazilu will serve in the position of AML’s Manager–Engineering for an initial term ending June 30, 2013, unless his employment is earlier terminated.  His base salary will initially be $195,000.  Mr. Mazilu will be eligible for an annual performance-based bonus in an amount of up to 25% of his base salary.  Additionally, Mr. Mazilu will be eligible to receive annual grants of Anaren restricted stock equal in value to 16% of his base salary for the respective year.  Mr. Mazilu will also be entitled to a one-time payment of $15,000 for satisfactorily managing post-Merger integration issues.  If Mr. Mazilu stays employed with AML through June 30, 2013 and for an additional year thereafter on a reduced basis, he will receive a retention bonus of $48,000 at the end of such period.  The employment agreement contain certain customary terms, including non-competition, non-solicitation, and confidentiality covenants.

Edwin McAvoy.  The employment agreement with Mr. McAvoy will be effective upon the consummation of the Merger and provides that Mr. McAvoy will serve in the position of AML’s Manager–Sales and Marketing for an initial term ending June 30, 2012, unless his employment is earlier terminated.  His base salary will initially be $195,000.  Mr. McAvoy will be eligible for an annual performance-based bonus in an amount of up to 25% of his base salary.  Additionally, Mr. McAvoy will be eligible to receive annual grants of Anaren restricted stock equal in value to 16% of his base salary for the respective year.  Mr. McAvoy will also be entitled to a one-time payment of $15,000 for satisfactorily managing post-Merger integration issues.  If Mr. McAvoy stays employed with AML through June 30, 2012 and for an additional year thereafter on a reduced basis, he will receive a retention bonus of $31,200 at the end of such period.  The employment agreement contain certain customary terms, including non-competition, non-solicitation, and confidentiality covenants.

Item 8.01 Other Events.

On February 14, 2011, AML and Anaren issued a joint press release announcing the execution of the Merger Agreement.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference in its entirety.

Additional Information About the Transaction and Where You Can Find It

In connection with the Merger, AML will file a proxy statement with the Securities and Exchange Commission for AML’s special stockholder meeting and stockholders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the proposed transaction.  Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by AML at the SEC’s web site at http://www.sec.gov.  The proxy statement (when available) and other relevant documents may also be obtained for free from AML by directing a request to AML Communications, Inc., c/o Investor Relations, 1000 Avenida Acaso, Camarillo, California 93012-3775.

AML and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Certain information regarding the interests of such directors and executive officers is included in AML’s Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the SEC on July 26, 2010, and information concerning all of the participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available.  Each of these documents is, or will be, available free of charge at the SEC’s website at http://www.sec.gov and from AML Communications, Inc., c/o Investor Relations, 1000 Avenida Acaso, Camarillo, California 93012-3775, telephone: 805-388-1345.

Item 9.01   Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated February 13. 2011, among Anaren, Inc., Project Orange Acquisition Corp. and AML Communications, Inc.

10.1	Form of Voting Agreement, dated February 13, 2011, among Anaren, Inc., AML Communications, Inc. and the stockholder set forth therein

10.2	Employment Agreement, dated February 13, 2011, among Anaren, Inc, AML Communications, Inc., and Jacob Inbar

10.3	Employment Agreement, dated February 13, 2011, among Anaren, Inc, AML Communications, Inc., and Tiberiu Mazilu

10.4	Employment Agreement, dated February 13, 2011, among Anaren, Inc, AML Communications, Inc., and Edwin McAvoy

99.1	Joint Press Release, dated February 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE:              February 14, 2011

ANAREN, INC.

By: /s/ Lawrence A. Sala
Name: Lawrence A. Sala
Title: President and Chief Executive Officer